                                                                    EXHIBIT 4.11


                          BIOSOURCE TECHNOLOGIES, INC.

================================================================================


                              COMMON STOCK WARRANT
                                    AGREEMENT


================================================================================

                                TABLE OF CONTENTS


                                                                                          Page
                                                                                          ----
ARTICLE I GRANT OF WARRANT...................................................................1
        Section 1.1 Issuance of Warrant to Purchase Common Stock.............................1
        Section 1.2 Closing..................................................................1
ARTICLE II DEFINITIONS.......................................................................2
        Section 2.1 Definitions and References...............................................2
ARTICLE III COVENANTS OF TDCC AND BIOSOURCE..................................................3
        Section 3.1 Right to Purchase Additional Securities..................................3
        Section 3.2 Board Seat...............................................................4
        Section 3.3 Initial Public Offering..................................................5
        Section 3.4 Information and Registration Rights Agreement............................5
        Section 3.5 Co-Sale Rights...........................................................5
        Section 3.6 Purchase of Securities by TDCC...........................................7
        Section 3.7 Right to Make Offer......................................................8
        Section 3.8 Expiration of Rights.....................................................8
ARTICLE IV REPRESENTATIONS AND WARRANTIES....................................................9
        Section 4.1 Representations and Warranties of Biosource..............................9
        Section 4.2 Representations and Warranties of TDCC..................................13
ARTICLE V MISCELLANEOUS.....................................................................14
        Section 5.1 Successors and Assigns..................................................14
        Section 5.2 Governing Law...........................................................14
        Section 5.3 Counterparts............................................................14
        Section 5.4 Titles and Subtitles....................................................14
        Section 5.5 Notices.................................................................14
        Section 5.6 Expenses................................................................15
        Section 5.7 Entire Agreement; Amendment.............................................15
        Section 5.8 Severability............................................................16
        Section 5.9 Delays or Omissions.....................................................16
        Section 5.10 Exhibits...............................................................16
        Section 5.11 Corporate Securities Law...............................................16
        Section 5.12 Publicity..............................................................16
        Section 5.13 Regulatory Approval....................................................16
        Section 5.14 Compliance Certificate.................................................16
        Section 5.15 Survival...............................................................17
        Section 5.16 Dispute Resolution.....................................................17
        Section 5.17 HSR Filings............................................................17



Exhibit A      Common Stock Purchase Warrant

Exhibit B      Schedule of Exceptions

Exhibit C      Fourth Amendment to the Information and Registration Rights
               Agreement

                          BIOSOURCE TECHNOLOGIES, INC.

                              COMMON STOCK WARRANT
                                    AGREEMENT


               THIS COMMON STOCK WARRANT AGREEMENT is made as of the 1st day of September, 1998, by and between Biosource Technologies, Inc., a California corporation ("Biosource"), The Dow Chemical Company, a Delaware corporation ("TDCC"), Technology Directors II, LLC, a Delaware limited liability company, Technology Directors II BST, LLC, a Delaware limited liability company (Technology Directors II, LLC and Technology Directors II BST, LLC herein referred to as "Technology Directors") and Robert L. Erwin, an individual residing in the State of California.

                                    RECITALS

               WHEREAS, Biosource and TDCC have entered into that certain Collaboration and License Agreement (the "Collaboration Agreement") of even date herewith (capitalized terms not otherwise defined herein being used herein as therein defined); and

               WHEREAS, in connection with the Collaboration Agreement, Biosource desires to grant to TDCC a warrant to purchase common stock of Biosource as set forth below.

               NOW, THEREFORE, in consideration for the execution by Biosource and TDCC of the Collaboration Agreement and the mutual covenants and agreements contained herein, intending to be legally bound, Biosource, TDCC, Technology Directors and Robert L. Erwin do hereby agree as follows:

                                    ARTICLE I
                                GRANT OF WARRANT

        Section 1.1 Issuance of Warrant to Purchase Common Stock. Subject to the terms and conditions of this Agreement and in consideration of the Collaboration Agreement and certain amounts which TDCC has agreed to pay thereunder, Biosource agrees to issue to TDCC at the Closing (as defined below) a warrant in the form attached hereto as Exhibit A (the "Warrant") to purchase, for the periods and prices set forth in the Warrant, 1,232,061 shares of Common Stock as set forth in such Warrant.

        Section 1.2 Closing. The issuance of the Warrant shall take place concurrently with the Effective Date of the Collaboration Agreement upon payment of the $10,000,000 technology access fee contemplated by Section 6.1 thereof or at such other time and place as Biosource and TDCC agree in writing (which time and place are designated as the "Closing"). At the Closing, Biosource shall deliver to TDCC the Warrant.

                                   ARTICLE II
                                   DEFINITIONS

        Section 2.1 Definitions and References. For the purposes of this Agreement, in addition to the definitions set forth above and elsewhere herein, the following terms shall have the following respective meanings:

               "Additional Sale Closing" shall mean the closing of any sale of Additional Securities by Biosource.

               "Additional Securities" shall mean all common stock of Biosource ("Common Stock") and any other capital stock, debenture or warrant convertible into or exchangeable for Common Stock (collectively "Securities") which are issued by Biosource after the date hereof other than (i) any Securities issued or issuable to all of the holders of Securities then outstanding on a proportionate basis (based on such holders' respective ownership of the Securities); (ii) any Securities issued or issuable to any employees, officers or directors pursuant to any stock option, benefit or incentive compensation plan approved by the Board of Directors of Biosource (collectively, a "Plan");
(iii) Securities which are reissued by Biosource to employees pursuant to a Plan following the repurchase, redemption or other acquisition of such Securities by Biosource from any employee; (iv) any Securities issued in connection with a merger, purchase of assets, business combination, or collaboration with a third party; and (v) any Securities issued upon the conversion or exercise of Securities of Biosource outstanding at the date hereof.

               "Affiliate" shall mean, with respect to TDCC, an entity controlled by or under common control of TDCC including, but not limited to, Dow AgroSciences LLC.

               "Commission" shall mean the U.S. Securities and Exchange Commission and any successor agency.

               "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

               "Outstanding Securities" shall mean outstanding Securities of Biosource.

               "Securities Act" shall mean the Securities Act of 1933, as amended or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

               "TDCC's Pro Rata Share" shall mean TDCC's percentage ownership of Biosource's fully diluted capital stock, assuming exercise of the Warrant, with all convertible or exchangeable instruments or securities calculated as if converted to Biosource Common Stock. TDCC's percentage ownership shall include the Common Stock issued to TDCC upon any exercise of the Warrant but not any capital stock of Biosource purchased by TDCC or any Affiliate of TDCC in violation of the terms of this Agreement.

               "Warrant Stock" shall mean the Common Stock issuable upon exercise of the Warrant.

                                       2.

                                   ARTICLE III
                         COVENANTS OF TDCC AND BIOSOURCE

        Section 3.1   Right to Purchase Additional Securities.

               (a) Biosource shall give TDCC written notice of Biosource's intention to issue Additional Securities (the "Issuance Notice") at least thirty
(30) business days (or such shorter period as may be necessary under the circumstances) prior to the anticipated Additional Sale Closing, of the sale of such Additional Securities, describing the type of Additional Securities, the anticipated price at which the Additional Securities will be issued and the general terms upon which Biosource proposes to issue the Additional Securities, including the anticipated date of such Additional Sale Closing.

               (b) Except as otherwise provided herein, upon any Additional Sale Closing TDCC shall have the option (the "Option") to purchase from Biosource a number of shares of Additional Securities up to TDCC's Pro Rata Share of the number of shares of Additional Securities to be sold by Biosource plus the number of shares of Additional Securities equal to ten percent (10%) of such Additional Securities to be sold at such Additional Sale Closing (the "Optioned Shares"), at a price per share equal to the price per share at which the Additional Securities were sold to other purchasers in the Additional Sale Closing. The aggregate price paid by TDCC for the purchase of such Additional Securities concurrent with the Additional Sale Closing is hereinafter referred to as the "Purchase Price."

               (c) TDCC shall have twenty (20) business days from the date it receives the Issuance Notice to elect to purchase the Optioned Shares by giving written notice to Biosource of its desire to purchase the Optioned Shares, stating the quantity of Optioned Shares to be purchased. Such written notice shall constitute the irrevocable agreement of TDCC to purchase the quantity of Optioned Shares indicated in such response notice at the price stated in the Issuance Notice (or if such shares are issued to other purchasers at a lower price, at the price so issued). Any purchase by TDCC of Optioned Shares shall be consummated on or prior to the date of such Additional Sale Closing of the sale of the Additional Securities set forth in the Issuance Notice, on the same terms (including registration and other investor rights) as the Additional Securities are issued to other purchasers at the Additional Sale Closing.

               (d) Any Additional Sale Closing of the sale and purchase of the Additional Securities pursuant to Section 3.1 shall be held at the principal executive offices of Biosource, unless otherwise determined by the Board of Directors of Biosource.

               (e) At any Additional Sale Closing, subject to the terms and conditions of this Agreement, Biosource shall deliver to TDCC a certificate registered in TDCC's name representing the Optioned Shares purchased at the Additional Sale Closing, and TDCC shall deliver the Purchase Price to Biosource by certified check payable to Biosource or by wire transfer of immediately available funds to an account specified by Biosource in the Issuance Notice.

               (f) TDCC hereby acknowledges and agrees that it will, in connection with the exercise of any purchase of Additional Securities, enter into such security purchase and other

                                       3.

investor agreements as may be entered into by the other purchasers of Additional Securities on the same terms as such other purchasers.

        Section 3.2 Board Seat. Provided TDCC exercises all Warrants acquired pursuant to this Agreement and does not dispose of any shares of Common Stock received upon such exercise, and subject to expiration pursuant to Sections 3.8
(i), 3.8 (iii) and 3.8 (iv) of this Agreement, Biosource will make available to TDCC one seat on its Board of Directors at TDCC's option on the following terms:

               (a) TDCC shall propose a business person who has substantial business management or business development experience and the Board of Directors shall appoint the person proposed by TDCC to the Board for election until the next meeting of Shareholders to elect directors.

               (b) The Nominating Committee, or if there is no Nominating Committee the Board of Directors, will nominate the person proposed by TDCC to the Board for election at the next meeting of Shareholders to elect directors, provided such person meets the qualifications specified in Section 3.2(a) above.

               (c) In connection with each successive shareholder meeting, the TDCC nominee will be included in the management proxy to shareholders with the same recommendation as other management nominees; provided, however, that no officer or director of Biosource shall be required to extend such recommendation if doing so would, in the reasonable judgment of such officer or director, cause such officer or director to breach his fiduciary duty to Biosource or its shareholders.

               (d) If elected, the TDCC nominee will be expected to recuse himself or herself from any matter where the interests of TDCC may be adverse to the interest of shareholders generally and from any matter involving a material collaboration or contract between Biosource and a direct competitor of TDCC.

               At all times that TDCC does not have a TDCC representative on the Board of Directors of Biosource during and for two years after the expiration of the term of the Research Collaboration (as defined in the Collaboration Agreement), but in no event after the occurrence of the events of expiration set forth in Sections 3.8(iii) and 3.8(iv) of this Agreement, and provided TDCC either owns or retains the right to purchase by exercise of the Warrant at least 10% of the Outstanding Securities of Biosource (or less than 10%, of the Outstanding Securities of Biosource, provided that TDCC has not disposed of any shares of Warrant Stock) Biosource will allow one representative of TDCC to observe the meetings of the Board of Directors of Biosource. The representative of TDCC may attend meetings of Biosource's Board of Directors in a nonvoting observer capacity and, in this respect, Biosource shall give such representative copies of all notices, minutes, consents and other material that it provides to its directors, at the same time such materials are provided to directors, for all meetings of the Board of Directors; provided, however, that Biosource reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Board of Directors of Biosource believes based upon advice of counsel that such exclusion is necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information. Upon reasonable notice, such


                                       4.

representative may address the Board of Directors with respect to significant business issues facing Biosource.

        Section 3.3   Initial Public Offering.

               (a) Biosource agrees to use reasonable business efforts to effect an effective registration statement under the Securities Act (an "IPO") not later than December 31, 2008. In the event that Biosource is unsuccessful in effecting an IPO by December 31, 2008, and cannot otherwise arrange the private sale of Warrant Stock then held by TDCC, Biosource shall repurchase the shares of Warrant Stock then held by TDCC or its Affiliates at the fair market value thereof as determined by a mutually agreed upon nationally recognized investment bank and calculated based on a sale of all Outstanding Securities of Biosource with no discount for illiquidity or minority interest.

               (b) TDCC further acknowledges and agrees that it will enter into such customary agreements so requested by the managing underwriter in connection with the closing of a firm commitment underwritten public offering of Common Stock of or for the account of Biosource pursuant to an IPO, including an agreement restricting the sale or disposition of any Securities held by TDCC for the same period of time following the IPO as agreed by the officers of Biosource and the other parties to this Agreement, as applicable to the Securities held by the other parties to this Agreement.

        Section 3.4 Information and Registration Rights Agreement. TDCC shall have the same rights conferred by the Information and Registration Rights Agreement of Biosource as amended as of April 13, 1998. TDCC will be made a party to such agreement by the execution of the Fourth Amendment to the Information and Registration Rights Agreement to be effective as of the date hereof in the form attached hereto as Exhibit C.

        Section 3.5 Co-Sale Rights. In the event of any offer by any of TDCC or Technology Directors or Robert L. Erwin (each an "Offeror") to sell Common Stock or Preferred Stock (an "Offer"), the other parties (TDCC, Technology Directors or Robert L. Erwin, as the case may be, (the "Right Holder")) may elect to exercise the right of co-sale set forth below "Co-Sale Rights"). Co-Sale Rights shall apply where the putative buyer is a party to this Agreement. Subject to the terms and conditions hereof, the Right Holder will have the right, exercisable upon written notice to Offeror within thirty (30) days after the date when the Offeror's notice is effective, to participate in the Offeror's sale of stock pursuant to the specified terms and conditions of Offeror's notice. To the extent the Right Holder exercises such right of participation in accordance with the terms and conditions set forth below, the number of shares of Common Stock or Preferred Stock that the Offeror may sell pursuant to such Offer shall be correspondingly reduced. The right of participation of the Right Holder shall be subject to the following terms and conditions:

               (a) Calculation of Shares. The Right Holder may sell all or any part of that number of shares of Common Stock and/or Preferred Stock of Biosource equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock and/or Preferred Stock covered by the Offer by (ii) a fraction, the numerator of which is the number of shares of Common Stock of Biosource then owned by such Right Holder (assuming conversion of all

                                       5.

outstanding shares of Preferred Stock, but excluding any unexercised portion of TDCC's Warrant to purchase Common Stock) and the denominator of which is the aggregate number of shares of Common Stock of Biosource then owned by the Offeror and all Right Holders who desire to sell. Notwithstanding the foregoing, however, no Right Holder may elect to sell shares of any class or series of stock in lieu of shares of a particular class or series specified in the Offer unless the proposed transferee agrees to accept shares of such other series or class in lieu of the class or series of stock specified in the Offer.

               (b) Delivery of Certificates. The Right Holder may effect its participation in the sale by delivering to the Offeror for transfer to the proposed transferee one or more certificates, properly endorsed for transfer, which represent:

                           (i) the number of shares of Common Stock or Preferred
               Stock that the Right Holder elects to sell pursuant to this
               Section 3.5; or

                           (ii) to the extent the Offer specifies shares of
               Common Stock and the Right Holder desires to sell shares of Preferred Stock, that number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Right Holder elects to sell pursuant to this
               Section 3.5, provided that if the proposed transferee objects to the delivery of Preferred Stock in lieu of Common Stock, such Right Holder may convert such Preferred Stock and deliver Common Stock as provided in subparagraph (i) above.

               (c) The stock certificate or certificates that the Right Holder delivers to the Offeror pursuant to Section 3.5 shall be transferred by the Offeror to the transferee in consummation of the sale of the Common Stock and/or Preferred Stock pursuant to the terms and conditions specified in Offeror's Notice, and the Offeror shall promptly thereafter remit to such Right Holder that portion of the sale proceeds to which a Right Holder is entitled by reason of its participation in such sale.

               (d) The exercise or nonexercise of the rights of a Right Holder hereunder to participate in one or more sales of stock made by the Offeror shall not adversely affect his or its rights to participate in subsequent sales pursuant to Section 3.5 hereof.

               (e) The participation rights of the Right Holder shall not apply to:

                           (i) shares of Common Stock held by a party (including
               shares of Common Stock into which shares of Preferred Stock are convertible at the time of transfer), until such sales or transfers by such party aggregate a total of 10,000 shares of Common Stock (including Common Stock into which Preferred Stock was converted as provided above);

                           (ii) any repurchase of stock by Biosource from any
               shareholder other than a party to this Agreement;

                           (iii) any transfer to the transferring holder's
               ancestors or descendants or spouse or to a trustee for their benefit, or any bona fide gift;

                                       6.

                           (iv) any transfer by a Right Holder that is a
               partnership or limited liability company to its constituent partners or members or third parties for no consideration;

                           (v) any transfer by Robert L. Erwin to the Marti
               Nelson Medical Foundation;

                           (vi) any transfer by TDCC to an Affiliate of TDCC; or

                           (vii) any transfer by Technology Directors to an
               affiliate of Technology Directors;



provided that (i) each Right Holder shall inform Biosource and the others of such transfer or gift prior to effecting it and (ii) the transferee or donee (collectively, "Permitted Transferees"), except transferees pursuant to Sections 3.5(e)(iv) and 3.5(e)(v) hereof, shall furnish the parties hereto with a written agreement to be bound by and comply with all provisions of this Agreement as though such Permitted Transferee were a party to this Agreement; provided further that in the case of a distribution pursuant to Section 3.5(e)(iv), recipients of shares of Biosource distributed by Technology Directors or its affiliates in respect of, and to the extent of, John Maki's economic interest in Technology Directors or its affiliates shall be bound by and comply with all provisions of this Agreement as though such recipients were a party to this Agreement.

        Section 3.6 Purchase of Securities by TDCC.

               (a) Subject to the terms of this Section 3.6, TDCC agrees that, from the date of this Agreement until the earliest of: (i) an IPO, (ii) the date of expiration of the Warrant provided no shares of Warrant Stock have been acquired, (iii) the date of disposition by TDCC or its Affiliates of all of the Warrant Stock, or (iv) December 31, 2008, it will not, nor will it permit any of its Affiliates, without the prior approval of a majority of the Board of Directors of Biosource, excluding for such purposes any director employed by or affiliated in any way with TDCC or its Affiliates to:

                           (i) acquire, directly or indirectly, any outstanding
               Common Stock or any other Common Stock of Biosource except through a purchase program approved by the Board of Directors of Biosource or from a party to this Agreement;

                           (ii) acquire, directly or indirectly, by purchase or
               otherwise, of record or beneficially, any Securities of Biosource or rights or options to acquire any Securities, if as a result thereof (after giving effect to the exercise of options or other rights by all holders, including the Warrant issued hereunder) TDCC and its Affiliates would, in the aggregate, own more than 19.9% of the Outstanding Securities of Biosource (calculated on an as converted to Common Stock or exercised basis); or

                                       7.

                           (iii) initiate, propose or otherwise solicit any
               shareholder (other than a party to this Agreement) for the approval of one or more shareholder proposals at any time, or induce or attempt to induce any other person (other than a party to this Agreement) to initiate any shareholder proposal.

               (b) Notwithstanding subsection (a) above, if a third party makes a tender offer or exchange offer for more than 50% of Biosource's outstanding voting Securities, or Biosource announces a transaction pursuant to which a third party not a shareholder of Biosource on the date hereof has or will acquire, whether through merger, tender offer or exchange offer, more than 50% of Biosource's voting Securities or all or substantially all of Biosource's assets, then the restrictions set forth in this Section 3.6 shall be tolled until such time, if any, as such transaction or transactions are withdrawn or abandoned, at which time such restrictions shall be reinstated. Any reinstatement of such restrictions shall not affect TDCC's ability to continue to pursue any transaction it announced prior to such reinstatement; provided, that, such announcement did not violate this Section 3.6, and provided further that such transaction is completed within six (6) months from the date of announcement.

        Section 3.7 Right to Make Offer. If, during the term of the Research Collaboration and two years after the termination of the Research Collaboration, the Board of Directors of Biosource shall determine that it is in the best interest of its shareholders to merge into, or sell substantially all of its assets to, a third party (collectively, a "Sale Transaction"), then Biosource shall provide TDCC a reasonable opportunity to make an offer to purchase Biosource prior to notifying any other person or entity of the Sale Transaction. After receiving and reviewing such offer, Biosource shall negotiate in good faith with TDCC and may negotiate contemporaneously with other persons or entities with respect to a Sale Transaction. The parties acknowledge and agree that in such negotiations Biosource shall be entitled to act in the best interest of its shareholders other than TDCC, which interest may be different than the interest of TDCC; furthermore, during the term of the Research Collaboration, Biosource shall not grant any superior rights with respect to a Sale Transaction to any person or entity, including without limitation, a right of first refusal. Nothing herein shall be deemed to restrict TDCC from making an offer to the Board of Biosource.

        Section 3.8 Expiration of Rights. Subject to the qualification of the following sentence, the provisions of Sections 3.1, 3.2(a), (b), (c) and (d),
3.5 and 3.7 shall expire upon the earliest to occur of (i) two years after the date of the termination of the Research Collaboration (as such termination is defined in the Collaboration Agreement), (ii) August 31, 2003, (iii) upon the initial closing of a firm commitment underwritten public offering of Common Stock for the account of Biosource pursuant to an IPO the gross proceeds of which exceed $15,000,000; or (iv) the consummation of a merger or other business combination if, as a result of such merger or business combination, the shareholders of Biosource immediately prior to the consummation of such transaction hold less than fifty percent (50%) of the outstanding securities of the surviving corporation. The provisions of Sections 3.2(a), (b), (c) and (d) and Section 3.7 shall not expire as a result of Section 3.8(ii).

                                       8.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

        Section 4.1 Representations and Warranties of Biosource. As of the date of this Agreement and as of the date of each exercise of a Warrant by TDCC, except as set forth on the Schedule of Exceptions attached hereto as Exhibit B and as updated upon each such exercise on Exhibit B, Biosource represents and warrants to TDCC as follows:

               (a) Organization, Good Standing and Qualification. Biosource is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Biosource is not qualified to transact business as a foreign corporation in any jurisdiction and such qualification is not presently required.

               (b) Corporate Power. Biosource has all requisite legal and corporate power to execute and deliver this Agreement, to issue the Warrants, and to carry out and perform its obligations under the terms of this Agreement and the Warrants.

               (c) Financial Statements. Biosource has prepared audited financial statements for the periods ending December 31, 1997, 1996 and 1995 ("Biosource's Financial Statements"), which have been made available to TDCC. To Biosource's knowledge, Biosource's Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied. Since December 31, 1997 there has been no development that had, or with the passage of time would have, a material adverse effect on Biosource's financial condition.

               (d) Liabilities. Biosource has no material liabilities required by generally accepted accounting principles to be reflected in Biosource's balance sheet or notes thereto except as disclosed on Biosource's Financial Statements or incurred after December 31, 1997 in the normal course of business and, to its knowledge, has no material contingent liabilities.

               (e) Taxes. Biosource has accurately prepared and timely filed all income tax returns and other tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes which have or may have become due as shown on said returns or pursuant to any assessment which has been received by it. No federal or state income or sales tax return of Biosource has been audited, no deficiency assessment or proposed adjustment of Biosource's United States income tax, state or municipal taxes or sales taxes is pending and Biosource has no knowledge of any proposed liability for any tax to be imposed on its property or assets other than taxes not yet due and payable.

               (f) Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against Biosource which questions the validity of this Agreement or the right of Biosource to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of Biosource, financially or otherwise, or which might result, either individually or in the aggregate, in any material impairment of the right or ability of Biosource to carry on its business as now conducted or as proposed to be conducted, nor is there any litigation pending or threatened.

                                       9.

               (g) Capitalization. As of the date hereof (without giving effect to the Warrants), the authorized capital stock of Biosource consists of 20,000,000 shares of Common Stock, of which 6,122,786 shares were issued and outstanding; and 10,000,000 shares of preferred stock, no par value ("Existing Preferred Stock"), of which 666,667 shares have been designated as Series A Preferred Stock, all of which were issued and outstanding; 878,003 shares have been designated as Series B Preferred Stock, all of which were issued and outstanding; 344,050 shares have been designated as Series C Preferred Stock, 340,908 shares of which were issued and outstanding; 750,000 shares have been designated as Series D Preferred Stock, 435,173 of which shares were issued and outstanding; 146,875 shares have been designated Series E Preferred Stock, none of which were issued and outstanding; and 1,000,000 shares have been designated Series F Preferred Stock, all of which are issued and outstanding. All shares of capital stock outstanding have been duly and validly authorized and issued and are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

               As of the date hereof (without giving effect to the Warrants), the following warrants, options and similar rights to purchase capital stock were outstanding: a warrant to purchase 29,322 shares of Common Stock; warrants to purchase up to an aggregate of 146,875 shares of Series E Preferred Stock; and options to purchase up to 1,439,300 shares of Common Stock held by employees, directors, officers and consultants of Biosource. There are no other outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Biosource of any shares of its capital stock (or other securities of Biosource).

               (h) Subsidiaries. Biosource does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. Biosource is not a participant in any joint venture or partnership.

               (i) Authorization. All corporate action on the part of Biosource, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Biosource hereunder and the authorization, issuance (or reservation for issuance) and delivery of the Warrants being sold hereunder and the Common Stock issuable upon exercise of the Warrants has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of Biosource, enforceable in accordance with its terms, subject to the laws of general application relative to bankruptcy, insolvency and the relief of debtors.

               (j) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of Biosource is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing pursuant to
Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, which filing will be effected within 15 days of the Closing, and such other notices as may be required by the securities or Blue Sky laws of the various states or pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act").

               (k) Patents, Trademarks and Trade Secrets. There are no pending or overtly threatened claims against Biosource alleging that the conduct of Biosource's business infringes



                                      10.

or conflicts with the rights of others under patents, trademarks, copyrights and trade secrets. To Biosource's knowledge, Biosource's business as now conducted and as proposed to be conducted will not infringe or conflict with the rights of others, including rights under patents, trademarks, copyrights and trade secrets. Biosource is not aware of any violation by a third party of any of Biosource's patents, licenses, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights.

               (l) Compliance with Other Instruments. Biosource is not in violation of any provisions of its Amended and Restated Articles of Incorporation or Bylaws or of any term contained in any instrument or contract to which it is a party, the damages arising from which could exceed individually, or in the aggregate, $25,000, and to its knowledge, is not in violation of any order, statute, rule or regulation applicable to Biosource. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision or an event which results in the creation of any lien, charge or encumbrance upon any assets of Biosource; and there is no such violation or default, nor any such term which materially and adversely affects the business of Biosource as presently conducted or as proposed to be conducted or any of its assets.

               (m) Contracts and Other Commitments. Biosource does not have any contract, agreement, lease, or other commitment, written or oral, absolute or contingent, other than contracts for the purchase of supplies and services that were entered into in the ordinary and usual course of business, that involve any of Biosource's officers, directors, affiliates (as that term is defined in Rule 405 under the Securities Act), and that involve more than $25,000.

               (n) Disclosure. Biosource has previously delivered to TDCC its Confidential Private Investment Memorandum dated February 25, 1998, (the "Memorandum"). The Memorandum has been prepared by the management of Biosource in good faith. To Biosource's knowledge, neither the Memorandum nor any representation or warranty by Biosource contained in this Agreement, nor any other statement or certificate furnished or to be furnished to TDCC pursuant hereto or in connection with the transactions contemplated hereby by Biosource, contains or will contain any untrue statement of a material fact or, when read together, omits or will omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made.

               (o) Registration Rights. Except as provided in the Series A Preferred Stock Purchase Agreement, the Series B Preferred Stock Purchase Agreement, the Series C Preferred Stock Purchase Agreement, the Series D Preferred Stock Purchase Agreement, the Series E Preferred Stock Purchase Agreement, and the Series F Stock Purchase Agreement, the Warrant to purchase 29,329 shares of Common Stock issued to Equitec Leasing Company and the Information and Registration Rights Agreement, as amended, Biosource has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

               (p) Offering. Based on the representations of TDCC set forth in
Section 4.2 hereof and in written responses to Biosource's inquiries, if any, the offer, sale and issuance of the Warrants and the Common Stock issuable upon exercise of the Warrants constitute transactions

                                      11.

exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) of the Securities Act.

               (q) Title to Property and Assets. Biosource owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair Biosource's ownership or use of such property or assets. With respect to the property and assets it leases, Biosource is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair Biosource's use of such property or assets.

               (r) Brokerage. There are no valid claims for brokerage commissions, finders' fees or similar compensation in connection with transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Biosource, and Biosource will indemnify and hold TDCC harmless against any liability or expense arising out of, or in connection with any such claim.

               (s) Insurance. Biosource has fire and casualty insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its properties that might be damaged or destroyed.

               (t) Employees; Employee Compensation. There is no strike or other labor dispute pending or, to the knowledge of Biosource, threatened, between it and its employees. None of Biosource's employees belongs to any union or collective bargaining unit. All technical employees, other key employees and officers of Biosource have signed nondisclosure and assignment of inventions agreements with Biosource. To its knowledge, Biosource has complied with all applicable state and federal equal employment opportunity and other laws related to employment. To Biosource's knowledge, no employee of Biosource is or will be in violation of any judgment, decree or order, or any term of any employment contract, patent disclosure agreement or other contract or agreement relating to the relationship of any such employee with Biosource or any other party because of the nature of the business conducted or to be conducted by Biosource or to the utilization by the employee of his or her best efforts with respect to such business. Biosource is not party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

               (u) Valid Issuance of Preferred and Common Stock. All issued and outstanding Series A, B, C, D, E and F Preferred Stock has been duly authorized and validly issued, is fully paid and nonassessable and was issued in compliance with all applicable federal and state securities laws. The Warrants to be acquired by TDCC, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of TDCC in this Agreement, will be issued in compliance with all applicable federal and state securities laws. Biosource has reserved 666,667 shares of its Common Stock for issuance upon conversion of the Series A Preferred Stock; 878,003 shares of its Common Stock for issuance upon conversion of the Series B Preferred Stock; 361,022 shares of Common Stock for issuance upon conversion of

                                      12.

the Series C Preferred Stock; 437,044 shares of Common Stock for issuance upon conversion of the Series D Preferred Stock; 146,875 shares of Common Stock reserved for issuance upon conversion of Series E Preferred Stock; 1,000,000 shares of Common Stock for issuance upon conversion of Series F Preferred Stock; 29,322 shares of Common Stock for issuance upon exercise of warrants; and, as of the date hereof, 1,668,700 shares of Common Stock for issuances to employees, directors and officers of, and consultants to Biosource. The Common Stock issuable upon exercise of the Warrant purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of this Agreement, assuming such shares of Common Stock were issued as of the date hereof, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable securities laws, as presently in effect.

        Section 4.2 Representations and Warranties of TDCC. TDCC represents and warrants to Biosource as follows:

               (a) TDCC is an "accredited investor" within the meaning of Regulation D under the Securities Act. TDCC is knowledgeable in matters related to the business of Biosource, has had an opportunity to conduct such investigation and ask such questions as it deemed appropriate, and has received information satisfactory to it in connection therewith.

               (b) TDCC understands that shares of Common Stock of Biosource issuable upon exercise of the Warrants are "restricted" securities within the meaning of Rule 144 under the Securities Act, may only be resold if such sale is registered under the Securities Act or exempt from such registration and an opinion of counsel to TDCC (which shall include an opinion from an attorney in the law department of TDCC) is delivered to such effect, and will bear restrictive legends to that effect.

               (c) TDCC understands the risks inherent in investing in the securities of privately held emerging development companies such as Biosource, including the fact that there is no market for such securities, which are inherently illiquid, and that there is no assurance that Biosource will be successful in executing its business plan to create value for its shareholders through the development and exploitation of its technologies. TDCC has the knowledge and experience to evaluate the merits and risks of investing in Biosource.

               (d) Any Outstanding Securities acquired by TDCC will be acquired for investment purposes, for its own account, and not with a view to the sale or distribution thereof.

               (e) Legends. TDCC understands that the certificates evidencing the Warrant and any Common Stock issued upon exercise of the Warrant may bear one or all of the following legends:

                           (i) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER
               THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO BIOSOURCE THAT SUCH

                                      13.

                REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

                           (ii) "THESE SECURITIES ARE SUBJECT TO THE TERMS AND
               CONDITIONS OF A CERTAIN INFORMATION AND REGISTRATION RIGHTS AGREEMENT WHICH INCLUDES A MARKET STAND-OFF AGREEMENT. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO BIOSOURCE'S SECRETARY."

                           (iii) "THESE SECURITIES ARE SUBJECT TO THAT CERTAIN
               COMMON STOCK WARRANT AGREEMENT DATED AS OF SEPTEMBER 1, 1998, COPIES OF WHICH ARE AVAILABLE UPON WRITTEN REQUEST TO BIOSOURCE'S SECRETARY."

               (f) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

                                    ARTICLE V
                                  MISCELLANEOUS

        Section 5.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Common Stock issued upon exercise of the Warrants). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        Section 5.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

        Section 5.3 Counterparts . This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        Section 5.5 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to Biosource and to TDCC at the addresses set forth below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                                      14.

             If to Biosource:

             Biosource Technologies, Inc.
             3333 Vaca Valley Parkway
             Vacaville, CA 95688
             Attention:  Robert L. Erwin
             Telephone: (707) 446-5501
             Telecopy:  (707) 446-3917

             With a copy to:

             Brobeck, Phleger & Harrison LLP
             One Market, Spear Street Tower
             San Francisco, CA 94105
             Attention:  Ronald B. Moskovitz, Esq.
             Telephone:  (415) 442-0900
             Telecopy:   (415) 442-1010

             If to TDCC:

             The Dow Chemical Company
             2030 Dow Center
             Midland, MI 48674
             Attention:  Manager, Financial Law
             Telephone: (517) 636-0752
             Telecopy:  (517) 636-0861

             With a copy to:

             Mayer, Brown & Platt
             190 South LaSalle Street
             Chicago, IL 60603
             Attention:  Scott J. Davis, Esq.
             Telephone:  (312) 782-0600
             Telecopy:  (312) 701-7711

        Section 5.6 Expenses. Except as provided in the Collaboration Agreement, the parties shall bear their own expenses incurred with respect to this Agreement and the transactions contemplated hereby.

        Section 5.7 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. Except as otherwise provided in the Information and Registration Rights Agreement, as amended, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the prior written consent of Biosource and TDCC.

                                      15.

        Section 5.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        Section 5.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of the Warrants, upon any breach or default of Biosource under this Agreement, shall impair any such right, power or remedy of TDCC nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of TDCC of any breach or default under this Agreement, or any waiver on the part of TDCC of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to TDCC, shall be cumulative and not alternative.

        Section 5.10 Exhibits. Each reference in this Agreement to an Exhibit shall mean an Exhibit attached to this Agreement. All such Exhibits are incorporated into this Agreement by such reference.

        Section 5.11 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

        Section 5.12 Publicity. Biosource and TDCC each agree not to disclose the existence of, or any terms or conditions of, this Agreement or the Warrant, or any results arising from the Research Collaboration, to any third party without the agreement of the other prior to such disclosure. Notwithstanding the foregoing, Biosource and TDCC shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and Biosource and TDCC may disclose such information, as modified by mutual agreement from time to time, without consulting the other party.

        Section 5.13 Regulatory Approval. Notwithstanding any other provisions of this Agreement, in no event shall the exercise of the Warrants for the purchase of Common Stock be effective until the date all applicable regulatory approvals have been received by TDCC including, without limitation, the expiration of any waiting period under the HSR Act.

        Section 5.14 Compliance Certificate. Upon request of TDCC in connection with any proposed exercise of the Warrant, the Chairman of the Board of Biosource shall deliver to

                                      16.

TDCC, as soon as practicable after each request, a certificate certifying that the representations and warranties contained in Section 4.1 hereof (subject to the qualifications of Exhibit B, the Schedule of Exceptions, as of such date) shall be true on and as of the date of TDCC's exercise of the Warrant with the same effect as though such representations and warranties had been made on and as of the date of such exercise and such representations and warranties shall be given with respect to Biosource's then most current audited financial statements and most current unaudited interim financial statements.

        Section 5.15 Survival. The warranties, representations and covenants of Biosource and TDCC contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the closing and shall in no way be affected by an investigation of the subject matter thereof made by or on behalf of TDCC or Biosource.

        Section 5.16 Dispute Resolution. The parties hereto shall in good faith to resolve any dispute that arises under this Agreement or the Warrant. If the parties fail to resolve the dispute by negotiation, either party may initiate binding arbitration by written notice to the other party or parties. Such arbitration shall be conducted by JAMS/Endispute before a single arbitrator selected by agreement of the parties hereto in accordance with the rules of JAMS/Endispute Comprehensive Rules of Commercial, Real Estate and Construction Cases (www.jamsendispute.com). If the parties are unable to agree to a single arbitrator within sixty (60) days of demand for arbitration, the office of JAMS/Endispute where the arbitration is to be held shall appoint the arbitrator who shall be experienced with resolving private investment disputes. If TDCC initiates the arbitration with Biosource, it shall be conducted in San Francisco, California, and if Biosource initiates the arbitration, it shall be conducted in San Francisco, California or in Chicago, Illinois at TDCC's option. The arbitrator shall not be empowered to award damages in excess of compensatory damages. Judgment upon any decision rendered by the arbitrator may be entered by any court having jurisdiction. The procedures set forth in this Section 5.16 are the sole and exclusive procedures for the resolution of disputes among the parties arising out of or related to this Agreement; provided, however, that any party may seek a preliminary injunction or other provisional judicial relief if, in its sole judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. All pending court action shall be stayed and all applicable statutes of limitation and defenses based on the passage of time shall be tolled while alternative dispute resolution efforts are pursued. The parties shall take such action, if any, necessary to effectuate such stay or tolling.

        Section 5.17 HSR Filings. The parties to this Agreement acknowledge that in connection with the future exercise by TDCC, if applicable, of its rights pursuant to the Warrant, the parties may be required to file Notification Forms or otherwise comply with the provisions of the HSR Act. Each party agrees that in connection with any such exercise by TDCC it will act in good faith to analyze and evaluate its resulting obligations under the HSR Act. In the event either party reasonably determines that it is required to make any filing under the HSR Act in connection with such exercise, it will so notify the other party; and the other party will reasonably cooperate with the filing party, and each party will expeditiously comply with its respective filing requirements. Notwithstanding any other provision of this Agreement, the time periods during which TDCC is entitled to exercise its rights pursuant to the Warrant shall be tolled for the duration of any application HSR Act waiting period (and any related investigative period imposed by the FTC with respect to any such filing).

                                      17.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


BIOSOURCE TECHNOLOGIES, INC.                     THE DOW CHEMICAL COMPANY



By                                               By
  ------------------------------------------       ------------------------------------------
    Name:   Robert L. Erwin                          Name:   William S. Stavrolopoulous
    Title:  Chairman of the Board and Chief          Title:  President and CEO
            Executive Officer

TECHNOLOGY DIRECTORS II, LLC



By
  ------------------------------------------       ------------------------------------------
    Name:   John Maki                                Robert L. Erwin
    Title:  Managing Member

TECHNOLOGY DIRECTORS II BST, LLC



By
  ------------------------------------------
    Name:   John Maki
    Title:  Managing Member


               Signature Page for Common Stock Warrant Agreement

                                    EXHIBIT A

                        WARRANT TO PURCHASE COMMON STOCK

                                    EXHIBIT B

                             SCHEDULE OF EXCEPTIONS

               The exceptions set forth below are made to the representations and warranties of Biosource Technologies, Inc. ("Biosource") in Section 4.1 of the Common Stock Warrant Agreement dated as of September 1, 1998 (the "Agreement") to which a copy of this Schedule of Exceptions is attached. Except as otherwise stated herein, all capitalized terms used herein shall have the meanings given them in the Agreement. Section numbers used herein correspond to section numbers in the Agreement.

Effective date of Schedule of Exceptions:
                                         ------------------------------



                                      B-1